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                                                                   EX-99.(p)(10)

                              LSV ASSET MANAGEMENT

                                 CODE OF ETHICS
                                       AND
                             PERSONAL TRADING POLICY

                                FEBRUARY 19, 2009

LSV Asset Management Code of Ethics and Personal Trading Policy                1

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I. GENERAL POLICY

LSV Asset Management ("LSV") serves as discretionary investment adviser to a variety of clients, including pension plans, foundations, endowments, corporations, unregistered pooled funds and mutual funds ("Advisory Clients"). The securities accounts over which LSV has investment discretion on behalf of these Advisory Clients are referred to in this document as "Investment Vehicles".

All natural persons who are employees of LSV ("Staff Members") must act in accordance with this Code of Ethics and Personal Trading Policy ("Policy") and in a manner which avoids any actual or potential conflict of interest. Staff Members must not take advantage of their position of trust and responsibility, and must place the interests of Advisory Clients first. When buying or selling securities, Staff Members must not employ any device, scheme or artifice to defraud, mislead, or manipulate any Investment Vehicle, Advisory Client or security.

Staff Members are subject to different restrictions and pre-clearance requirements for their personal trades, depending on their responsibilities or office location. It is important that all Staff Members read this document carefully and understand the restrictions, pre-clearance, and reporting requirements applicable to them.

Every Staff Member must read and retain a copy of this Policy and all amendments thereto, and agree to abide by its terms.

Any questions regarding LSV's policy or procedures should be referred to Tremaine Atkinson, Chief Compliance Officer ("CCO"), Leslie Kondziela, Compliance Officer or Jill Pusateri, Compliance Analyst (collectively referred to as "Compliance"). All violations must be promptly reported to the CCO.

II. CODE OF CONDUCT

     . All Staff Members are to maintain the highest standard of professional conduct.

     . All Staff Members must maintain the confidentiality of all information entrusted by clients.

     . All Staff Members must serve the financial interest of clients. All recommendations to clients and decisions on behalf of clients must be made solely in the interest of clients.

     . All Staff Members must provide to clients all requested information as well as other information they may need to make informed decisions. All client inquiries must be answered promptly, completely and truthfully.

     . All Staff Members involved in sales situations must discuss fully with the prospective client the nature of services provided by LSV for the compensation it receives. Any actual or potential conflicts of interest involving LSV must be fully disclosed to prospective clients.

     . All Staff Members must comply fully with all applicable Federal securities laws and regulatory requirements.

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III. DEFINITIONS

A. Access Person - A Staff Member who meets any of the following criteria:

     . has access to nonpublic information regarding clients' purchase or sale of securities;

     .    is involved in making securities recommendations to clients;

     .    has access to securities recommendations that are nonpublic;

     . has access to nonpublic information regarding the portfolio holdings of Affiliated Mutual Funds;

     .    works in LSV's Chicago office; or

     .    is a director, officer, or partner of LSV.

B. Affiliated Mutual Fund - any U.S.-registered mutual fund to which LSV or an SEI Investments entity serves as investment adviser, investment sub-adviser or principal underwriter.

C. Reportable Security - any security (whether publicly traded or privately offered) except the following: direct obligations of the Government of the United States; bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by non-affiliated open-end funds; and shares issued by unit investment trusts that are invested exclusively in one or more non-affiliated open-end funds.

     Reportable Securities INCLUDE (but are not limited to) the following:

     .    Equity and equity-like securities, including initial public offerings
          (IPOs)*

     . Fixed income securities (excluding the short-term instruments listed above)**

     . Affiliated Mutual Funds (including all LSV funds, SEI funds, funds sub-advised by LSV, iShares and exchange-traded funds)***

     .    Convertible bonds

     .    Derivatives

     .    Private placements/1/

* Purchases and sales of SEI stock made via participation in the SEI Stock Purchase Plan only need to be reported on the annual holdings report. Purchases and sales of SEI stock made outside of the Stock Purchase Plan must be pre-cleared and reported on the quarterly securities transaction report.

** This includes obligations issued by state and municipal governments with maturities longer than 366 days.

*** Reporting of SEI Fund transactions is not required unless such transactions are made outside of participation in the 401(k) plan.

D. Pre-Clearance Security - INCLUDES:

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/1/  Private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to ss.ss. 230.504, 230.505, or 230.506 of this chapter.

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     .    Equities (from any country)

     .    Initial public offerings (IPOs)

     .    Private placements

     . Any equity-like securities (warrants, rights, options, futures, swaps, etc. on individual equities)

     .    Convertible bonds

     Pre-Clearance Securities DO NOT INCLUDE publicly-traded fixed income securities, mutual funds, exchange-traded funds, closed-end funds and derivatives on indexes or commodities.

E. A Security is "being purchased or sold" by an Investment Vehicle from the time the purchase or sale order for the security has been recorded as an active order in LSV's trade order management system (Charles River IMS), until the time when the order has been completed or terminated.

IV. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

Access Persons who work in the Chicago office may not purchase or sell, directly or indirectly, any Pre-Clearance Security if the security is currently being purchased or sold, or has been purchased or sold by LSV for an Investment Vehicle in any of the 3 business days prior to the Access Person's trade in that security.

If an Access Person who works in the Chicago office trades in a Pre-Clearance Security and LSV subsequently purchases or sells that security for an Investment Vehicle during the 3 business day period after the Access Person's trade in that security, the Access Person's trade is subject to review and any profits realized may be subject to forfeiture.

Staff Members may not, without the approval of the CCO, engage in short-term trading (purchase and sale, or sale and purchase within 60 days) of an Affiliated Mutual Fund if it is advised or sub-advised by LSV.

V. PERSONAL TRADING PRE-CLEARANCE

Access Persons who work in the Chicago office must pre-clear personal transactions in any Pre-Clearance Securities.

Access Persons who do not work in the Chicago office only need to pre-clear personal transactions in IPOs and private placements.

Unless otherwise specified by Compliance, any clearance granted is valid for a period of 3 business days, which includes the business day on which clearance is granted.

The following transactions do not have to be pre-cleared:

     .    Purchases or sales of instruments that are not Pre-Clearance
          Securities;

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     .    Purchases or sales over which the Access Person has no direct or indirect influence or control;

     . Purchases or sales which are non-volitional on the part of either the Access Person, such as purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call;

     . Purchases or sales effected within the pre-determined parameters of an automatic investment plan;

     . Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

     . Transactions effected within any employee stock purchase program available to Staff Members.

     . Transactions effected in accounts over which a third party exercises discretion, if such account is identified to Compliance and an exception is granted by Compliance.

Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Investment Vehicle and which are otherwise in accordance with Rule l7j-l of the Investment Company Act of 1940 (the "1940 Act") and other applicable SEC rules shall be entitled to clearance.

VI. OTHER RESTRICTIONS

Staff Members may not receive gifts exceeding $200 per year from any person or entity that does business with LSV on behalf of any Investment Vehicle. For purposes of this paragraph, "gift" does not include meals, local transportation and reasonable entertainment received in the normal course of a business relationship with such persons or entities and gifts that are shared in the office by multiple Staff Members (for example holiday gift baskets). If a Staff Member has any concern regarding whether or not a gift is reasonable, he or she should consult with Compliance prior to accepting such a gift. Staff Members are required to report gifts of $50 or more they have received on their quarterly securities transaction report.

Gifts (other than meals, local transportation and reasonable entertainment provided in the normal course of a business relationship) may not be made to Taft-Hartley clients without prior approval of the CCO. ALL gifts (whether or not the CCO approval is required) must be recorded in a log provided by Compliance.

Staff Members may not serve on the board of directors of any publicly traded company absent prior authorization from the CCO.

VII. REPORTING REQUIREMENTS

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The requirements of this section are applicable to Reportable Securities directly or indirectly owned by the Access Person or a member of the Access Person's immediate family (parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, including step and adoptive relationships living in the same household as the Access Person), or in any account over which the Access Person exercises investment discretion or control.

1. Access Persons must report transactions in Reportable Securities on a quarterly basis, within 30 days after the end of the quarter. Duplicate account statements may be substituted for the report if they are received by Compliance within 30 days after the end of the quarter.

2. Access Persons must report new and terminated accounts that hold Reportable Securities within 30 days after the opening or termination of the account.

3. Access Persons must report all holdings of Reportable Securities as of the end of the year (or as of an earlier date in December of that year) within 30 days after the end of each calendar year. Information in this report must be current as of a date no more than 45 days before the report is submitted. Duplicate account statements may be substituted for this report if they are received by Compliance within 30 days after the end of the quarter.

4. Access Persons must report all holdings of Reportable Securities and a list of all accounts that hold Reportable Securities, within 10 days of commencement of employment or of becoming an Access Person. The report must show holdings as of a date not more than 45 days prior to the employee becoming an Access Person.

5. Staff Members must provide written acknowledgement of the Policy and any amendments thereto, within 30 days after the end of each calendar year.

VIII. COMPLIANCE REVIEW DUTIES

Compliance will (i) review the reports and information listed in VII above to ensure that pre-clearance has been appropriately obtained; (ii) review the trading of Access Persons for patterns that may indicate abuse; (iii) decide on appropriate disciplinary action in the event of violation of the Policy; (iv) report material violations to LSV senior management; (v) report annually to the board of directors of investment company clients regarding material violations of the Policy and certification that appropriate procedures are in place; and
(vi) provide copies of the Policy and any amendments thereto to all Staff
Members.

IX. RECORDKEEPING

LSV shall preserve in an easily accessible place:

     . A copy of the current Policy in effect and a copy of any predecessor policy for a period of five years after it was last in effect;

     . A record of any violation of the Policy and of any action taken as a result of the violation, for a period of five years from the end of the fiscal year in which the violation occurred;

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     .    A record of all written acknowledgments for each person who is currently, or within the past five years was, required to acknowledge their receipt of this Policy and any amendments thereto. All acknowledgements for a person must be kept for the period such person is a Staff Member of LSV and until five years after the person ceases to be a Staff Member of LSV;

     . A record of each report (or broker confirmations and statements provided in lieu thereof) made by an Access Person for a period of five years from the end of the fiscal year in which the report was made, the first two years in an easily accessible place;

     . A record of the names of persons who are currently, or within the past five years were, Access Persons of LSV;

     . A record of any decision, and the reasons supporting the decision to approve Access Persons' acquisitions of IPOs or private placements for at least five years after the end of the fiscal year in which the approval is granted; and

     . A copy of each report furnished to the board of any investment company pursuant to Rule 17j-1(c)(2)(ii) of the 1940 Act, describing issues arising under the Policy and certifying that LSV has adopted procedures reasonably designed to prevent Access Persons from violating this Policy.

X. PROHIBITION ON INSIDER TRADING

All Staff Members are required to refrain from trading on the basis of inside information about LSV, its affiliates, clients or any securities. This section provides basic information to assist Staff Members in determining if they are in possession of inside information.

What is "Material" Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, if disclosing certain information will have a substantial effect on the price of a company's securities, or on the perceived value of the company, or of a controlling interest in the company, the information is material. However, information may be material even if it does not have any immediate direct effect on price or value.

What is "Nonpublic" Information?

Information about a publicly-traded security or issuer is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or other governmental agency, the Dow Jones "tape", the Wall Street Journal or other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Information about securities that are not publicly traded, or about the issuers of such securities, is not ordinarily disseminated broadly to the public. However, for purposes of this Policy, such private

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information may be considered "public" private information to the extent that the information has been disclosed generally to the issuer's security holders and creditors. For example, information contained in a private placement memorandum to potential investors may be considered "public" private information with respect to the class of persons who received the memorandum, but may still be considered "nonpublic" information with respect to creditors who were not entitled to receive the memorandum. As another example, a controlling shareholder may have access to internal projections that are not disclosed to minority shareholders; such information would be considered "nonpublic" information.

Who Is an Insider?

Unlawful insider trading occurs when a person with a duty not to take advantage of material nonpublic information violates that duty. A person in possession of such information but not subject to such a duty is not prohibited from trading. Whether a duty exists is a complex legal question. This portion of the Policy is intended to provide an overview only, and should not be read as an exhaustive discussion of ways in which persons may become subject to insider trading prohibitions.

Insiders of a company include its officers, directors (or partners), and employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants and all of their officers, directors or partners, and employees are all likely to be temporary insiders of their clients.

Officers, directors or partners, and employees of a controlling shareholder may be temporary insiders of the controlled company, or may otherwise be subject to a duty not to take advantage of inside information.

What is Misappropriation?

Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A's shares.

As another example, Staff Members who, because of their association with LSV, receive inside information as to the identity of the companies being considered for investment by Investment Vehicles or by other clients, have a duty not to take advantage of that information.

What is Tipping?

Tipping is passing along inside information; the recipient of a tip becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the "tipper") discloses inside information to another person, who knows or should know that the tipper was breaching a duty by disclosing the information and that the tipper was providing the information for an improper purpose.

How to Identify Inside Information

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Before executing any securities transaction for your personal account or for others, you must consider and determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

i. Report the information and proposed trade immediately to Compliance.

ii. Do not purchase or sell the securities on behalf of yourself or others.

iii. Do not communicate the information inside or outside LSV, other than to Compliance.

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                                Acknowledgements

I have read and I understand the Policy. I certify that I have, to date, complied and will continue to comply with the Policy and any amendments thereto, and applicable Federal securities laws. I understand that any violation may lead to sanctions, including my dismissal.

I further certify that I am not disqualified from employment with an investment adviser as described in Section 9 of the 1940 Act.


Signature:                                                Date:
                    -------------------------                  -----------------

Name (please print):
                    -----------------------

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